Exhibit 99.1

InfoLogix Announces Second Quarter Financial Results

HATBORO, Pa — August 13, 2009 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Financial Results

David T. Gulian, president and chief executive officer of InfoLogix, said: “We remain committed to our vision of becoming the leading provider of enterprise mobility solutions for the healthcare and commercial markets, by providing enhanced implementation and integration services, software systems and mobile managed services.  Although some customers have postponed IT projects to conserve capital resources in the current economic environment, which resulted in lower revenue for us in the second quarter of 2009 compared to the same period in 2008, our net revenues for the second quarter of 2009 were up by almost 30% from last quarter.”

Net revenues for the quarter ended June 30, 2009 were $24.4 million, down 7.2% from $26.3 million in last year’s second quarter. The revenue decrease was a result of the overall macroeconomic environment’s effect on our customers, which has led to the continued deferral of several significant projects to later in the third and fourth quarters of 2009.

Gross profit for the quarter ended June 30, 2009 was $4.6 million, or 18.8% of net revenues, compared to $7.3 million or 27.7% of net revenues in the second quarter of 2008.  Lower gross margins in the comparable periods were the result of project delays in our consulting and professional services resulting in such higher margin services comprising less of the overall revenue mix, and an increase in large infrastructure projects that had lower gross margins.

Selling, general and administrative expenses were $7.7 million for the three months ended June 30, 2009, compared with $7.6 million for the three months ended June 30, 2008, an increase of $136 thousand, or 1.8%.  The small increase in selling, general and administrative expenses was primarily attributable to higher salary expense as a result of more sales and pre-sales representatives, as well as higher administrative salaries and related employment benefits from the acquisitions made in the second quarter of 2008, each partially offset by continued cost reduction actions taken since the fourth quarter of 2008. Selling expenses were $2.9 million for the three months ended June 30, 2009, compared with $2.9 million for the three months ended June 30, 2008, which was an increase of $86 thousand, or 3.0%.  General and administrative expenses were $4.8 million for the second quarter 2009, compared with $4.8 million for the second quarter of 2008, which was an increase of $51 thousand, or 1.1%.

Interest expense was $1.2 million for the three months ended June 30, 2009, compared to approximately $0.6 million for the three months ended June 30, 2008, an increase of approximately $0.6 million or 91.8%. The increase in interest expense is a result of significantly higher base and default rates charged on our revolving credit and term loan facilities and higher amounts outstanding under these facilities in the second quarter of 2009.

InfoLogix reported a net loss of $4.8 million, or $0.19 per basic and diluted share, for the quarter ended June 30, 2009, compared with a net loss of approximately $0.5 million, or $0.02 per basic and diluted share for the same period of 2008.

Liquidity and Capital Resources

At June 30, 2009 InfoLogix had cash of $3.5 million and total debt, including current and long term, of $25.2 million, as well as an accumulated stockholders’ deficit of $1.0 million.  David Gulian said: “In an effort to meet the challenges of the current economic environment, we continue to align our cost structure with our adjusted business model, and expect to realize the benefits of these changes in the coming quarters of 2009. We are in default of our credit agreement with our senior lender, but have recently entered into a forbearance agreement (a description of which is included in our Form 8-K filed with the Securities and Exchange Commission on August 5, 2009), If we fail to refinance our debt obligations, secure additional capital and improve our liquidity in the near term, our senior lender may choose to accelerate our debt obligations.  As we do not have sufficient liquidity to meet those obligations, if the debt is accelerated, we may not be able to continue as a going concern.  We are seeking to improve our liquidity and capital resources in the near term, which would allow us to focus even more on growing our core business.  We are engaged in ongoing discussions with numerous parties regarding securing additional funding and refinancing our debt obligations, have received several indications of interest from equity investors, asset-based and other lenders, and strategic investors, and are making progress with several parties in discussing the details and establishing the terms of these proposed capital arrangements.”

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG).

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2008 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102

INFOLOGIX, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SECOND QUARTERS AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net revenues	$24,411	$26,347	$43,223	$50,134
Cost of revenues	19,833	19,059	34,510	36,641
Gross profit	4,578	7,288	8,713	13,493
Selling, general and adminstrative expenses	7,748	7,612	15,411	15,128
Operating loss	(3,170)	(324)	(6,698)	(1,635)
Interest expense	(1,189)	(619)	(2,334)	(907)
Interest income	5	32	15	79
Loss on extinguishment of debt	(420)	—	(420)	—
Loss before income tax benefit (provision)	(4,774)	(911)	(9,437)	(2,463)
Income tax benefit (provision)	(7)	371	(14)	930
Net loss	$(4,781)	$(540)	$(9,451)	$(1,533)
Loss per share - basic and diluted	$(0.19)	$(0.02)	$(0.37)	$(0.06)
Weighted average shares outstanding - basic and diluted	25,685,196	25,193,700	25,644,173	25,056,071

INFOLOGIX, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Currents assets:
Cash and cash equivalents	$3,518	$3,037
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $572 and $352 as of June 30, 2009 and December 31, 2008, respectively)	17,123	22,610
Unbilled revenue	261	1,498
Inventory, net	2,272	1,775
Prepaid expenses and other current assets	1,651	1,228
Total current assets	24,825	30,148
Property and equipment, net	781	944
Intangible assets, net	8,215	8,709
Goodwill	10,971	10,540
Deferred financing costs	264	501
Total assets	$45,056	$50,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,584	$11,389
Line of credit	9,012	9,000
Current portion of notes payable	11,552	12,077
Current portion of capital lease obligations	81	86
Sales tax payable	102	477
Accrued expenses	3,889	2,800
Accrued earn out payable	2,388	1,958
Other current liabilities	1,360	900
Deferred revenue	1,887	276
Total current liabilities	41,855	38,963
Notes payable, net of current maturities	4,346	4,215
Capital lease obligations, net of current maturities	155	186
Total liabilities	46,356	43,364

Commitments and Contingencies

Stockholders’ (deficiency) equity:
Preferred stock, par value $.00001; authorized 10,000,000 shares; none issued or outstanding	—	—
Common stock, par value $.00001; authorized 100,000,000 shares; issued and outstanding 25,759,135 shares and 25,602,267 shares at June 30, 2009 and December 31, 2008, respectively	—	—
Additional paid in capital	26,439	25,766
Accumulated deficit	(27,739)	(18,288)
Total stockholders’ (deficiency) equity	(1,300)	7,478
Total liabilities and stockholders’ (deficiency) equity	$45,056	$50,842

INFOLOGIX, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2009	2008

Operating activities:
Net cash provided by (used in) operating activities	$1,259	$(774)

Investing activities:
Acquisition of property, software and equipment	(413)	(1,339)
Acquisitions, net of cash acquired	—	(2,975)
Disposal of property and equipment	—	27
Promissory notes issued	—	(200)
Net cash used in investing activities	(413)	(4,487)

Financing activities:
Payments received from employee stock purchase plan	65	31
Proceeds from issuance of warrants	78	—
Payment of deferred financing costs	(90)	(1,348)
Issuance of Hercules note payable	—	9,000
Issuance of Herules line of credit	—	7,500
Final repayment of Sovereign notes payable	—	(3,292)
Final repayment of Sovereign line of credit	—	(9,334)
Repayment of long-term debt and capital leases	(430)	(214)
Net borrowings on line of credit	12	1,856
Net cash (used in) provided by financing activities	(365)	4,199

Net change in cash and cash equivalents	481	(1,062)

Cash and cash equivalents at beginning of period	3,037	6,101

Cash and cash equivalents at end of period	$3,518	$5,039